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                                                                    Exhibit 11.3

           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

            Computation of Primary and Fully diluted Loss Per Share

                           After Extraordinary Item

             for the three and six months ended December 31, 1995

The following calculation is submitted in accordance with the Securities Act of 1934:

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
                                            Three months ended December 31, 1995             Six months ended December 31, 1995
                                        -------------------------------------------     -------------------------------------------
                                             Primary              Fully diluted              Primary              Fully diluted
                                        ----------------     ----------------------     -----------------     ---------------------
                                                               (amounts in thousands, except per share data)
Net loss.............................         $    (820)             $    (820)               $    (415)            $      (415)
Dividends on preferred stock.........               (50)                   (50)                     (82)                    (82)
Write-off of discount on
     preferred stock.................              (787)                  (787)                    (787)                   (787)
Interest and dividends on
     convertible securities, net
     of tax.........................                 -                      38                        -                      76
                                             ---------------     ----------------------    ---------------     -------------------
Net loss available to common
      stockholders...................          $ (1,657)             $  (1,619)               $  (1,284)            $    (1,208)
                                             ===============     ======================    ===============     ===================
Weighted average number of
      maximum shares outstanding
      during period..................             5,733                  5,920                    4,673                   4,771
Weighted average number of
      maximum shares subject to
      exercise under outstanding
      stock options and warrants,
      net of treasury shares
      assumed repurchased............               225                    262                      147                     169
Shares assumed issued in
      connection with conversion
      of convertible securities......               185                    449                      185                     449
                                             ---------------     ----------------------    ---------------     -------------------
Weighted  average number of common
      and common equivalent
      shares outstanding............              6,143                  6,631                    5,005                   5,389
                                             ===============     ======================    ===============     ===================
Net loss per share..................            $ (0.27)              $  (0.24)                $  (0.26)              ($  0.22)
                                             ===============     ======================    ===============     ===================
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